Exhibit 99.B(11)

April 13, 2015

Voya Intermediate Bond Portfolio
7337 East Doubletree Ranch Road, Suite100
Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed today by Voya Intermediate Bond Portfolio (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by Voya Intermediate Bond Portfolio, a series of the Trust (the “Acquiring Portfolio”), of all the assets of Voya Aggregate Bond Portfolio, a series of Voya Partners, Inc. (the “Acquired Portfolio”), and the issuance of Class ADV shares, Class I shares, Class S shares, and Class S2 shares of beneficial interest of the Acquiring Portfolio in connection therewith (collectively, the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization dated November 20, 2014, by and between the Trust, on behalf of the Acquiring Portfolio and Voya Partners, Inc., on behalf of the Acquired Portfolio (the “Agreement and Plan of Reorganization”), in substantially the form included as Appendix A to the prospectus/proxy statement that is part of the Registration Statement.

In connection with this opinion, we have examined:

1.	A copy of the Amended and Restated Declaration of Trust of the Trust, dated May 1, 2002, as amended to the date hereof (the “Amended and Restated Declaration of Trust”).
2.	A copy of the Second Amended and Restated By-Laws of the Trust, certified by the Secretary of the Trust.
3.	The form of Agreement and Plan of Reorganization, certified by the Secretary of the Trust.
4.	Resolutions of the Board of Trustees of the Trust adopted on November 20, 2014, certified by the Secretary of the Trust.
5.	Such other certificates, documents, and records as we have deemed necessary for the purpose of this opinion.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto in the form included as Appendix A to the prospectus/proxy statement that is part of the Registration Statement and will constitute a legal, valid, and binding obligation of the Trust, on behalf of the Acquiring Portfolio.

We were not involved in the organization of the Trust. We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Amended and Restated Declaration of Trust, as amended, and have for this purpose assumed that the Trust is a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a “Massachusetts business trust”) and that the interpretation and enforcement of each provision of the Declaration of Trust will be governed by the laws of the Commonwealth of Massachusetts.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of the Acquiring Portfolio, and that, when the Shares are issued in accordance with the Agreement and Plan of Reorganization and sold on the terms described in the Registration Statement, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Amended and Restated Declaration of Trust disclaims liability of any shareholder in connection with Trust property or the acts, obligations or affairs of the Trust. The Amended and Restated Declaration of Trust provides for indemnification and reimbursement by the Trust of any shareholder from and against all claims and liabilities to which such shareholder may become subject by reason of his or her being or having been a shareholder. The indemnification and reimbursement required by the preceding sentence shall be made only out of the assets of the one or more series of which the shareholder who is entitled to indemnification or reimbursement was a shareholder at the time the act or event occurred which gave rise to the claim against or liability of said shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the particular series itself would be unable to meet its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP